Exhibit 3.14

CERTIFICATE OF INCORPORATION

OF

DARLING GLOBAL HOLDINGS INC.

FIRST: The name of the corporation (the “Corporation”) is:

Darling Global Holdings Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (“DGCL”).

FOURTH: The total number of shares of stock that the Corporation shall have authority to issue shall be one thousand (1,000) shares of Common Stock, par value one cent ($0.01) per share.

FIFTH: Unless required by the Bylaws, the election of the Board of Directors need not be by written ballot.

SIXTH: The Board of Directors shall have the power to make, alter, or repeal the Bylaws of the Corporation, but the stockholders may make additional Bylaws and may alter or repeal any Bylaw whether or not adopted by them.

SEVENTH: The Corporation shall indemnify its officers and directors to the full extent permitted by the DGCL, as amended from time to time.

EIGHTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, for any act or omission, except that a director may be liable (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The elimination and limitation of liability provided herein shall continue after a director has ceased to occupy such position as to acts or omissions occurring during such director’s term or terms of office. Any amendment, repeal or modification of this Article Eighth shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification.

NINTH: Zachary L. Sager is the sole incorporator and his mailing address is 405 N. King Street, Suite 700, Wilmington, DE 19801.

/s/ Zachary L. Sager
Name: Zachary L. Sager
Sole Incorporator

DATED: September 18, 2013

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